                        UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                   Washington, D.C. 20549

                        SCHEDULE 13G


            Under the Securities Exchange Act of 1934
                     (Amendment No. 12)*

                        Cyberguard Corp.

______________________________________________________________________

                         (Name of Issuer)


                  Common Stock, $.01 Par Value
______________________________________________________________________

                 (Title of Class of Securities)


                           231910100
______________________________________________________________________

                         (CUSIP Number)

                       October 31, 2005
______________________________________________________________________

      (Date of Event Which Requires Filing of This Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x]  Rule 13d-1(b)

[ ]  Rule 13d-1(c)

[ ]  Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                       Page 1 of 8 Pages

CUSIP No.  231910100            13G            Page 2 of 8 Pages


1	NAME OF REPORTING PERSON
	S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

	William D. Witter, Inc.
	132 879 276
_____________________________________________________________________

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*   (a) [  ]
                                                          (b) [  ]
_____________________________________________________________________

3	SEC USE ONLY
_____________________________________________________________________

4	CITIZENSHIP OR PLACE OF ORGANIZATION

	153 East 53rd Street
	New York, New York 10022-4611

NUMBER OF       5       SOLE VOTING POWER

SHARES			1,220,033
                ------------------------------------------------
BENEFICIALLY    6       SHARED VOTING POWER

OWNED BY                0
                ------------------------------------------------
EACH            7       SOLE DISPOSITIVE POWER

REPORTING               1,492,933
                ------------------------------------------------
PERSON WITH     8       SHARED DISPOSITIVE POWER

                        0
_____________________________________________________________________

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	4.7%
_____________________________________________________________________

10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
      SHARES*                                                 [ ]
_____________________________________________________________________

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	4.7%
_____________________________________________________________________

12	TYPE OF REPORTING PERSON

        IA

CUSIP No.  231910100            13G              Page 3 of 8 Pages

1     NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Victor Ugolyn
_____________________________________________________________________

2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)  [ ]
                                                           (b)  [X]
_____________________________________________________________________

3     SEC USE ONLY
_____________________________________________________________________

4     CITIZENSHIP OR PLACE OF ORGANIZATION

      153 East 53rd Street
      New York, New York 10022-4611

NUMBER OF      5        SOLE VOTING POWER

SHARES                  1,220,033
               ---------------------------------------------
BENEFICIALLY   6        SHARED VOTING POWER

OWNED BY                0
               ---------------------------------------------
EACH           7        SOLE DISPOSITIVE POWER

REPORTING               1,492,933
               ---------------------------------------------
PERSON WITH    8        SHARED DISPOSITIVE POWER

                        0
_____________________________________________________________________

9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,492,933
_____________________________________________________________________

10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
        SHARES*                                                 [ ]
_____________________________________________________________________

11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

        4.7%
_____________________________________________________________________

12      TYPE OF REPORTING PERSON

        IN

CUSIP No. 231910100            13G            Page 4 of 8 Pages



SCHEDULE 13G



Item 1(a)    Name of Issuer:

             Cyberguard Corp.


Item 1(b)    Address of Issuer's Principal Executive Offices:

             2000 W Commercial Blvd.
	     Suite 200
	     Fort Lauderdale, FL 33309

Item 2(a)    Names of Persons Filing:

             William D. Witter, Inc.
             Victor Ugolyn

Item 2(b)    Addresses of Principal Business Offices:

             153 East 53rd Street
             51st Floor
             New York, New York 10022

Item 2(c)    Citizenship:

             New York

Item 2(d)    Title of Class of Securities:

             Common Stock

Item 2(e)    CUSIP Number:

             231910100

SCHEDULE 13G                                 Page 5 of 8 Pages


Item 3  If This Statement is Filed Pursuant to Rule 13d-1(b), or
        13d-2(b) or (c), Check Whether the Person Filing is a:

        (a)   [ ]  Broker or dealer registered under Section 15 of
                     the Exchange Act.

        (b)   [ ]  Bank as defined in Section 3(a)(6) of the
                     Exchange Act.

        (c)   [ ]  Insurance company as defined in Section 3(a)(19)
                     of the Exchange Act.

        (d)   [ ]  Investment company registered under Section 8 of
                     the Investment Company Act.

        (e)   [X]  An investment adviser in accordance with Rule
                     13d-1(b)(1)(ii)(E);

        (f)   [ ]  An employee benefit plan or endowment fund in
                     accordance with Rule 13d-1(b)(1)(ii)(F);

        (g)   [ ]  A parent holding company or control person in
                     accordance with Rule 13d-1(b)(1)(ii)(G);

        (h)   [ ]  A savings association as defined in Section
                     3(b) of the Federal Deposit Insurance Act;

        (i)   [ ]  A church plan that is excluded from the
                     definition of an investment company under
                     Section 3(c)(14) of the Investment Company Act;

        (j)   [ ]  Group,in accordance with Rule 13d-1(b)(1)(ii)(J).


If this statement is filed pursuant to rule 13d-1(c), check this box
                                                            [ ]

See Exhibit A attached hereto.

SCHEDULE 13G                                  Page 6 of 8 Pages

Item 4	Ownership:

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in
Item 1.

        (a)     Amount Beneficially Owned:      1,492,933

        (b)     Percent of Class:               4.7%

        (c)     Number of Shares as to Which such Person has:

                (i)   Sole power to vote or direct the vote

                      1,220,033

                (ii)  Shared power to vote or to direct the vote

                      0

                (iii) Sole power to dispose or to direct the
                      disposition of

                      1,492,933

                (iv) Shared power to dispose or to direct the disposition of

                      0

Item 5	Ownership of Five Percent or Less of a Class:

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X]

Item 6	Ownership of More than Five Percent on Behalf of Another
            Person:

The shares owned directly by Witter, Inc. are held on behalf of various clients of the firm. In this report no account owned more than 5%. These clients have the right to receive or power to direct the receipt of dividends from, or the proceeds, from the sale of, such securities.

Item 7	Identification and Classification of the Subsidiary Which
Acquired the Security Being Reported on by the Parent Holding
Company:

See Exhibit A attached hereto.

Item 8	Identification and Classification of Members of a Group:

Not applicable

Item 9	Notice of Dissolution of Group:

Not applicable

SCHEDULE 13G				    Page 7 of 8 Pages



Item 10    Certification:


By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of suchh securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.



			SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:	December 7, 2005



					WILLIAM D. WITTER, INC.



					By:/s/ VICTOR UGOLYN
					    Victor Ugolyn
					      President

SCHEDULE 13G                              Page 8 of 8 Pages










EXHIBIT A

This Exhibit explains the relationship between the Reporting Persons. William D. Witter, Inc. is a New York corporation registered as an investment adviser under the Advisers Act. Witter, Inc. serves as an investment adviser for individuals and institutions. Victor Ugolyn is the President of William D. Witter, Inc.